Press Release

Universal Travel Group Inc.

Announces Results of Annual Meeting of Stockholders

SHENZHEN, China, September 20, 2011 – Universal Travel Group Inc. (“Universal Travel Group” or the “Company”) (NYSE: UTA), a leading travel services provider in China, offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced the results of the Company's Annual Meeting of Shareholders (the "Annual Meeting"), which was held on September 19, 2011, in Shenzhen.

Universal Travel Group‘s shareholders adopted the following resolutions proposed by the Company:

1. Election of three (3) directors in Class I, Huijie Gao, Jiduan Yuan, and Wenbin An, to serve on the Board of Directors of the Company (the “Board”), with such Class I directors to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until his earlier resignation, removal or death; and

2. Ratification of the appointment of EFP Rotenberg & Co., LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2011.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group‘s website at us.cnutg.com

For investor and media inquiries, please contact:

Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer
Universal Travel Group Inc.
Tel: 86-755-86319549,
Fax: 86-755-86319348,
06@cnutg.com
Website: us.cnutg.com

Christensen
Kimberly Minarovich
Tel: +1 212 618 1978
Kminarovich@ChristensenIR.com

Jenny Wu
Tel: +852 2232 3907
Jwu@ChristensenIR.com